Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of NeuBase Therapeutics, Inc. and subsidiaries (the “Company”) on Form S-3 (File No. 333-233767) and Form S-8 (File Nos. 333-215382 and 333-233346) of our report dated December 23, 2020 with respect to our audits of the consolidated financial statements of the Company as of September 30, 2020 and 2019 and for each of the two years in the period ended September 30, 2020, which report is included in this Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2020.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 23, 2020